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                                           Name:
                                                --------------------------------
                                                        (please print)


January  , 1997

LEHMAN BROTHERS INC.
DILLON, READ & CO. INC.
A.G. EDWARDS & SONS, INC.
ADAMS, HARKNESS & HILL, INC.
c/o LEHMAN BROTHERS INC.
Three World Financial Center
New York, New York 10285

        Re: Restriction on Transfers of Securities


Dear Sirs:

        Selfcare, Inc., a Delaware corporation (the "Company"), proposes to sell shares ("Shares") of its common stock, $.001 par value per share (the "Common Stock"), in a public offering (the "Offering") underwritten by underwriters (the "Underwriters") for whom Lehman Brothers Inc., Dillon, Read & Co. Inc., A.G. Edwards & Sons and Adams, Harkness & Hill, Inc. are acting as representatives (the "Representatives") of the several Underwriters.

        The Representatives have indicated that the prospect of sales or other transfers of Common Stock prior to 120 days after the Offering could undermine their underwriting effort. Accordingly, the Underwriters have requested that the undersigned agree not to sell any Common Stock or securities convertible into or exercisable for Common Stock prior to the expiration of 120 days after the effective date of the Company's registration statement on Form S-1 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the Offering. The undersigned recognizes that it is in the best financial interests of the Company and its stockholders that the Company complete the Offering and that the Underwriters will be relying on the undersigned's agreement set forth herein.

        The undersigned further recognizes that the undersigned's shares of Common Stock or securities convertible into or exercisable for Common Stock are or may be subject to certain restrictions on transferability, including those imposed by the federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this Agreement in order to give further assurance to the Underwriters that the undersigned's Common Stock will not enter the public market at a time that might impair the underwriting effort.

        Therefore, the undersigned agrees that the undersigned will not, without the prior written consent of Lehman Brothers Inc., directly or indirectly, offer, sell, contract to sell, hypothecate or otherwise dispose (or enter into any transaction which is designed to, or could


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LEHMAN BROTHERS INC.
January    , 1997
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be expected to, result in the disposition by any person) of any shares of
Common Stock of the Company (including, without limitation, shares which may be deemed to be beneficially owned by the undersigned in accordance with the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended), or any security convertible into or exercisable for Common Stock of the Company, or any rights to purchase or acquire, Common Stock of the Company (other than pursuant to bona fide gifts to persons who agree in writing to be bound by the provisions of this Agreement), from the date of this letter until the date 120 days after the effective date of the Registration Statement.

                                        Very truly yours,



                                        By:_______________________________

                                        Name:_____________________________
                                                     (please print)


                                        Title:____________________________